EXHIBIT 99.1



    INVESTCORP AND FALCON BUILDING PRODUCTS INC. ANNOUNCE
          COMPLETION OF MERGER AND RECAPITALIZATION


NEW YORK, New York, June 17, 1997 -- Falcon Building Products, Inc. (NYSE: FB) and Investcorp, the international investment group, jointly announced today the closing of the merger and recapitalization transaction pursuant to the definitive agreement signed and announced on March 20, 1997. As a result of the transaction, and pursuant to the merger agreement, Investcorp and certain international investors will own approximately 88% of the equity of Falcon subsequent to the closing. The remaining 12% will be owned by existing shareholders including management. It is expected that as soon as practicable, Falcon will de-list its shares from the NYSE.

     The merger was approved by a majority of Falcon's shareholders at a special meeting held the morning of June
17. At the announced price per share of $17.75, the merger is valued at approximately $585 million.

     At closing, the transaction was financed by $175 million of Senior Credit Facilities lead-managed by affiliates of The Chase Manhattan Bank and Bankers Trust Company, $145 million of 91/2% Senior Subordinated Debt, $102.0 million (in gross proceeds) of 101/2% Senior Discount Notes and approximately $135 million of equity contributed by affiliates of Investcorp and the other international investors. The Subordinated Notes and Discount Notes were privately placed by Smith Barney Inc., BT Securities Corporation, Chase Securities Inc. and Merrill Lynch & Co. In addition, Falcon has maintained and increased its Asset Securitization Facility which was lead-managed by PNC Bank, N.A. In connection with the transaction, all executive officers of Falcon, including William K. Hall, its Chief Executive Officer, have agreed to be employed by Falcon after the merger. Mr. Hall will be Chairman, President and Chief Executive Officer of Falcon after completion of the merger.

     Christopher J. Stadler, a member of Investcorp's Management Committee, said, "Falcon is an outstanding, well-managed company. This acquisition is consistent with our philosophy of buying companies with leading market shares and trade names. As is our practice, we will work in partnership with management to continue Falcon's current growth initiatives and to provide whatever additional resources are necessary to enable the Company to achieve its potential. Investcorp worked closely with the senior management team in putting in place a capital structure that is flexible and relatively conservative, thereby providing the Company with the necessary funds to execute on its strategic plan. Finally, we are very pleased that Bill Hall and the senior management team will be significant equity investors in the Company after the completion of the merger."

     Headquartered in Chicago, Illinois, Falcon Building
Products, with 1996 annual sales of $633 million, is a leading North American manufacturer and supplier of highly engineered building products serving residential, light commercial and consumer markets. The Falcon businesses include Hart & Cooley, a manufacturer of air distribution products, Mansfield Plumbing Products, a manufacturer of china, steel and acrylic plumbing products, and DeVilbiss
Air Power, a manufacturer of air compressors, pressure washers, portable generators and accessories/tools.

     Investcorp was established in 1982. It acts as a principal and an intermediary in international investment transactions. To date, it has completed over 60 transactions with an acquisition value of approximately $9 billion. Investcorp and its clients currently own 15 corporate investments in North America and Europe, including Saks Fifth Avenue, Star Markets, Simmons Company, CSK Auto, William Carter Company, Mondi, Ebel, Welcome Break and Helly Hansen. Previous investments include Tiffany, Gucci, Circle K, Prime Service and Thorn Lighting.